EXHIBIT 23.1

CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Registration Statement (Form S-8) of Gilead Sciences, Inc. pertaining to the Triangle Pharmaceuticals, Inc. 1996 Stock Incentive Plan and the Option Agreement, dated August 5, 2002, between Triangle Pharmaceuticals, Inc. and Daniel G. Welch, of our report dated January 25, 2002 (except as to the paragraph titled “Stock Split” of Note 1, as to which the date is March 8, 2002) with respect to the consolidated financial statements and schedule of Gilead Sciences, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2001, filed with the Securities and Exchange Commission.

/s/ ERNST & YOUNG LLP

Palo Alto, California

January 31, 2003